Exhibit 99.1

EREZ NOMINATES TWO CANDIDATES FOR WHITESTONE REIT BOARD OF TRUSTEES

 The Company has a track record of poor capital allocation and ineffective governance

Urges Whitestone’s shareholders to demand answers to critical questions

New Rochelle, NY – March 7, 2024 – Erez Asset Management, LLC (“Erez”), a shareholder of Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”), has provided Whitestone notice of Erez’s intention to nominate two candidates to serve on the Whitestone Board of Trustees after years in which Whitestone has underperformed its peers and potential. Erez’s nominees will stand for election at the 2024 annual meeting of Whitestone shareholders, which Erez anticipates will be held in May.

This morning, Whitestone’s management team is holding a conference call to address questions from Whitestone shareholders. Erez urges Whitestone’s shareholders to demand answers regarding the Company’s history of poor capital allocation decisions and the ineffective governance framework within which those decisions have been made.

In particular, Erez encourages Whitestone shareholders to ask the following questions on today’s call:

1)
It has been reported that Whitestone received an indication of interest to take the Company private from Fortress Investment Group LLC (“Fortress”), a well-regarded and well-financed investment manager.[1] We understand the proposed price was a significant premium to the market price. Reports suggest you “rebuffed” the offer.[2] Presumably, management and the Board feel the intrinsic value of the Company is even higher than the price at which Fortress was prepared to transact. If that is the case, why haven’t you prioritized investing the Company’s capital, or your personal capital, into Whitestone’s undervalued stock?

2)
“Buy low, sell high” is a surefire way to make money. The opposite is true too. You have continuously bought properties (at prices that then became the basis for NAV) and then sold equity in the company, and by extension, in those properties, well below NAV.  Worse, you then use the capital raised at a discount to NAV to engage in the same value-destructive “buy high, sell low” strategy.  We estimate approximately $75-80 million in shareholder equity value has been destroyed due to equity issuances below NAV over the years.  Why are you selling portions of Whitestone’s asset base at prices well below NAV?

3)
Being a public company has unavoidable costs. If the cash flows in the core business are large enough, these costs are de minimis. But Whitestone is not large, and its public company costs are a substantial drag on cash flow and earnings. Why should Whitestone remain an independent public company, with all the attendant costs, when “excess” G&A expenses (public company and standalone corporate costs well above other shopping center REITs) are, we estimate, approximately $7-8 million per year and drag earnings down by roughly 15% per year?

1 See “Fortress Approached Whitestone REIT About a Takeover,” Bloomberg, October 26, 2023 available at https://www.bloomberg.com/news/articles/2023-10-26/fortress-said-to-approach-whitestone-reit-with-takeover-offer.
2 Id.

4)
At Whitestone’s current debt levels (close to 8x debt/EBITDA last quarter), many long-only REIT investors will not invest. How will Whitestone ever attract enthusiastic real estate investors at current debt levels, or do you plan on further dilutive equity raises or value-destructive asset sales to reduce leverage? What mistake got you into this capital structure?

5)
If you were organizing a shopping center REIT like Whitestone today and picking a group of trustees to oversee the strategy and execution of such a business, would you again select a lawyer, a PR professional, an energy executive, an investment banker who specializes in bankruptcy and a former politician? Why wouldn’t you want at least a few people who have substantial experience owning and operating a portfolio of shopping centers and/or managing a public REIT among those trustees? Do you think there is a connection between Whitestone’s chronic underperformance, poor capital allocation decisions, subscale platform and massive NAV discount, and the fact that Whitestone has no trustees with any shopping center or REIT capital markets experience?

Erez’s two exceptional and experienced trustee candidates – Bruce Schanzer, a former shopping center REIT CEO who now leads Erez, and Cathy Clark, a former shopping center REIT senior investment executive – intend to ask these questions if and when they are seated on the Whitestone Board and provide independent oversight of the Company’s strategy and execution. Unlike the current independent members of the Board, Mr. Schanzer and Ms. Clark have extensive real estate and shopping center REIT experience.

Erez intends to file and mail proxy materials to Whitestone shareholders in support of the election of its candidates. Other than asking hard questions of management, Whitestone shareholders do not need to take any action at this time.

About Erez Asset Management, LLC
Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Contacts

Media:
Mark Semer / Iain Hughes
Gasthalter & Co.
(212) 257-4170
erez@gasthalter.com

Investors:
Jonathan Salzberger / Scott Winter
Innisfree M&A Incorporated
212-750-5833

DISCLAIMER
This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Erez REIT Opportunities LP (“Erez Opportunities”), together with the other participants named herein (collectively, “Erez”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified trustee nominees at the 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust (the “Trust”).

EREZ STRONGLY ADVISES ALL SHAREHOLDERS OF THE TRUST TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Erez Opportunities, Erez Asset Management, LLC (“Erez Asset Management”), Bruce Schanzer and Catherine Clark (collectively, the “Participants”).

As of the date hereof, Erez Opportunities directly beneficially owned 270,000 common shares, par value $0.001 per share (the “Common Shares”), of the Trust. As of the date hereof, Erez Asset Management may be deemed to beneficially own 505,000 Common Shares, including 235,000 Common Shares beneficially owned by certain separately-managed accounts managed by Erez Asset Management and, by virtue of its role as investment manager of Erez Opportunities, the 270,000 Common Shares beneficially owned by Erez Opportunities. As of the date hereof, Mr. Schanzer may be deemed to beneficially own 644,900 Common Shares, including 139,900 Common Shares directly beneficially owned by Mr. Schanzer held in his Fidelity Rollover IRA and, by virtue of his position as Chairman and Chief Investment Officer of Erez Asset Management, the 505,000 Common Shares beneficially owned by Erez Asset Management. As of the date hereof, Ms. Clark does not beneficially own any Common Shares. As of the date hereof, the Participants may be deemed to collectively beneficially own 644,900 Common Shares.